EX-99.B-77G

            WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G(a):  Defaults on senior securities

1.   Myrtle Creek Oregon Building Authority

$3,000,000   8.000%   Myrtle Creek Golf Course Project Revenue Bonds
due 6/1/21
CUSIP 628599AA0
This is a monetary default
Default date is July 1, 1999
Amount of default per $1,000 face amount is $280
Total amount of default is $840,000

2.   Upper Cumberland Tennessee Gas Utility

$1,400,000   7.000%   Gas Systems Revenue Bonds
due 3/1/16
CUSIP 915627AL7
This is a monetary default
Default date is September 30, 2000
Amount of default per $1,000 face amount is $175
Total amount of default is $245,000

3.   AP Green Refractories Project

$900,000 8.600% Callaway County MO IDA Revenue Bonds due 11/01/14
CUSIP 131168AB2
This is a monetary default
Default date is May 30, 2002
Amount of default per $1,000 face amount is $43
Total amount of default is $38,700

$1,600,000 8.500% Oklahoma Ordinance Works Authority Revenue Bonds due 05/01/08
CUSIP 679068AQ9
This is a monetary default
Default date is May 30, 2002
Amount of default per $1,000 face amount is $42.50
Total amount of default is $68,000

4.   Shadowmoss Savannah Georgia

$3,185,000 6.750% Savannah GA Econ. Development Authority Revenue Bonds due 07/01/29
CUSIP 80483CBH3
This is a monetary default
Default date is January 30, 2002
Amount of default per $1,000 face amount is $67.50
Total amount of default is $214,988